EZRA SHEMESH c.p.a. (Isr.)
                         3 Brasil street, Tel-Aviv 69052
                           P.O.B. 48002 Tel-Aviv 69364
                         Tel: 03-6416155 fax: 03-6415417
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                                                              March 9, 1999

Auditors' Report to the Shareholders of ISPRO The Israeli Properties Rental Corporation Ltd.

I have audited the financial statements of ISPRO The Israeli Properties Rental Corporation Ltd (hereinafter "the company") and its consolidated financial statements, as follows:

-     Balance sheets as at December 31, 1998 and 1997.
- Statements of earnings, statements of changes in shareholders' equity and statements of cash flows for each of the three years the last of which ended December 31, 1998.

Those financial statements are the responsibility of the Company's Board of Directors and of its Management. My responsibility is to express an opinion on these financial statements based on I audits.

I conducted my audits in accordance with generally accepted auditing standards, including standards prescribed by the Auditors Regulations (Manner of Auditor's Performance) - 1973. Such standards require that I plan and perform the audit to obtain reasonable assurance that the financial statements are free of material misstatement whether due to error or intentional misrepresentation. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Board of Directors and by Management, as well as evulating the overall financial statements presentation. I believe that my audits provide a fair basis for my opinion.

The above mentioned financial statements were prepared on the basis of the historical cost convention, in historical values, adjusted for the changes in the general purchasing power of the Israeli currency in accordance with opinions of the institute of Certified Public Accountants in Israel. Condensed data in nominal historical values, on the basis of which the adjusted financial statements were prepared, is presented in note 24.

In my opinion, based on my audit, the financial statements referred to above present fairly, in all material respects, in conformity with accounting principles generally accepted in Israel, consistently applied, the financial position of the Company and the consolidated financial position of the Company and its subsidiaries as at December 31, 1998 and 1997 and the results of their operations, the changes in the shareholders' equity and their cash flows for each of the three years the last of which ended December 31, 1998. Furthermore, these statements have, in my opinion, been prepared in accordance with the Securities Regulations (Preparation of Annual Financial Statements) 1993.

Accounting principles generally accepted in Israel differ in certain respects from accounting principles generally accepted in the United States. The application of the latter affects the determination of historical net earnings and shareholders' equity are immaterial.

Certified public accountants.